(d)(1)(ii)

May 1, 2015

Voya Separate Portfolios Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 1, 2015, we have agreed to waive the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Separate Portfolios Trust (the “Agreement”), with respect to Voya Emerging Markets Corporate Debt Fund, Voya Emerging Markets Hard Currency Debt Fund, and Voya Emerging Markets Local Currency Debt Fund (each a “Fund,” and collectively, the “Funds”), each a series of Voya Separate Portfolios Trust, as if the management fee specified in the Agreement were 0.00% for each Fund.

By this letter, we agree to waive that fee for the period from May 1, 2015 through August 1, 2015.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Separate Portfolios Trust.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

May 1, 2015

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:

Voya Separate Portfolios Trust

(on behalf of the Funds)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President